Exhibit 10.57

CONSULTING AGREEMENT

THIS AGREEMENT made as of May 16, 2007 (the “Effective Date”)

BETWEEN:	SECURITIES COMPLIANCE INC., a Nevada corporation, having its offices located at 439 W. Plumb Lane, Reno
Nevada 89509, (“SCI”),

AND:	MARK SMITH, an individual, of 439 W. Plumb Lane, Reno Nevada U.S.A. 89502, (“Smith”), jointly and severally referred to herein as “Consultant”,

AND:	PUBLIC MEDIA WORKS, INC., a company incorporated under the laws of Delaware, having its offices located at
14749 Oxnard St., Van Nuys, Ca 91411, (“PMWI” or the “Company”)

RECITALS:

A. WHEREAS, PMWI wishes to retain Securities Compliance with respect to the services of Smith;

B. WHEREAS, Consultant has certain know-how, expertise and a network of professional support contacts as may be required to achieve the Company’s objectives.

NOW, THEREFORE, in consideration of their respective promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PMWI and Consultant hereby agree as follows:

Article I. ENGAGEMENT AND SERVICES

1.01	Scope of Engagement.

Subject to the terms and conditions herein contained, and effective upon the mutual execution of this Agreement, Smith shall serve PMWI as its Chief Financial Officer and the Company engages Consultant to, and Smith and Consultant accept such appointment and engagement (the “Engagement”) to:

a) develop business models and public company strategies; and

b) prepare summary business plans, presentations and road shows; and

c) introduce direct financing sources, and broker dealers who may act as agent for Company financings, and assist in negotiating financings; and

d) introduce mergers, acquisition and strategic partner candidates, and assist in negotiating related agreements with mergers, acquisition and strategic partner candidates; and

e) generally advise on the timing and implementation of Company corporate strategies as they relate to being a public company; and

f) generally advise on the Securities and Exchange Commission (SEC) rules and regulations as they relate to the Company objectives; and

g) make recommendations regarding the implementation of employee stock option and other stock incentive plans; and

h) review the Company’s capital structure and balance sheet and make recommendations for changes designed to increase the probability that the Company will obtain a listing on a National Exchange; and

i) introduce third parties necessary to effect the Company’s investor relations objectives; and

j) assist in the preparation of forms 10KSB, 10QSB, 8K, registration statements etc.; and

k) assist in the preparation of press releases; and

l) as reasonably may be required, meet with management, board of directors and principal shareholders to further the Company’s objectives (either in person or by telephone, as appropriate), jointly and severally the “Services”.

1.02	Company Responsibilities and Acknowledgements, Representations and Warranties Regarding Services.

a) The Company acknowledges and agrees that Consultant has no obligation to perform any services not specifically set forth in Section 1.01 herein.

b) The Company agrees to cooperate with Consultant and will furnish to Consultant all information and data concerning the Company (“the “Information”) which Consultant reasonably deems appropriate for purposes of fulfilling the Services, and will provide Consultant with access to its officers, directors, employees and advisors;

c) The Company represents and warrants to Consultant that all Information included or incorporated by reference in Company documents or communications or otherwise made available to Consultant by the Company; i) will be complete and correct and does not and will not knowingly contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; and ii) any projected financial information or other forward-looking information which the Company provides to Consultant will be made by the Company in good faith, based on management’s best estimates at the time and based on facts and assumptions which the Company believes are reasonable;

d) The Company agrees to promptly notify Consultant if the Company believes that any Information that was previously provided to Consultant has materially changed or has become materially misleading;

e) The Company acknowledges and agrees that; i) in rendering the Services hereunder, Consultant will be using and relying on Company provided Information (and information available from public sources and other sources deemed reliable by Consultant); and ii) while an authority on the processes necessary to achieve the Company’s objectives, Consultant, its employees, managers, subcontractors and affiliates are not licensed attorneys, certified public auditors, certified tax planners, registered or licensed investment advisors, registered representatives or broker dealers. The references in this Section 1.02 to the Company will, when appropriate, be deemed also to include its subsidiaries or other affiliates.

1.03	Performance of Services.

a) The manner in which Services are to be performed and the specific hours to be worked by Consultant shall be determined by Consultant, provided that Consultant shall work as many hours as may be reasonably necessary to fulfil Consultants obligations under this Agreement and Consultant shall regularly consult with Company as regards fulfilling the Company’s objectives.

b) Consultant will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company.

c) The Company acknowledges that Consultant is in the business of providing financial and corporate consulting advice to others and that Consultant’s services shall not be exclusive to Company and without limitation, during the term of this Agreement, nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others nor from engaging in any other activity whether for gain, profit or other pecuniary advantage.

1.04	Expenses.

In addition to the compensation described below, the Company shall reimburse Consultant for the actual and reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of its services hereunder; provided however, that Consultant shall obtain pre-approval from Company for any expense or related group of expenses which are to exceed Five Hundred dollars ($500) in total.

1.05	Term of Service.

a) The term of this Agreement will commence on the Effective Date and will terminate on it own accord on that date which is 90 days year from the Effective Date (the “Termination Date”) and this shall constitute the “Initial Term” of the Agreement. Subsequent to the Initial Term, the Agreement may be renewed for one or more One (1) year periods by mutual written agreement of the parties, each such renewal an “Extension”.

b) Either Company or Consultant may terminate this Agreement by the giving of a Ten (10) day notice in writing (the “Early Termination”).

Article II. COMPENSATION AND EXPENSES

2.01	Base Compensation.

The Company agrees to pay SCI an engagement fee equal to Fifteen Thousand US dollars ($15,000USD) (the “Retainer Fee”) to cover the Initial Term of this engagement. The fee shall be payable in the amount of Two Thousand Five Hundred dollars ($2,500USD) on each of the 1st and 15th of each calendar month, with the first payment due on the Effective Date. In the event that there is an Early Termination then SCI shall be entitled to receive within three days of the date on which Early Termination occurs, a single lump payment equal to the full balance of the amounts due under this section 2.01 which would have been payable to SCI had it been engaged by Company through the date of Early Termination.

Article III. COVENANTS AND REPRESENTATIONS OF SCI AND SMITH

3.01	Service.

Subject to Sections 1.01, 1.02 and 1.03 herein and timely delivery of all compensation due SCI and Smith as set forth under Article II herein, Smith will devote his time, attention and ability to the business of Company and will well and faithfully serve Company and will use his best efforts to promote the interests of Company.

3.02	Independent Contractor.

Consultant shall at all times during the performance of his services hereunder be an independent contractor, maintaining sole and exclusive control over his business and operations. At no time will Consultant hold itself out to be the agent, employee, lessee, sub lessee, partner or joint venturer of Company. Neither party hereto shall have the express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party in regard to any contract, agreement or undertaking with any third party. It is understood that Smith will not be entitled to any benefits under Company’s retirement, group insurance or medical plans or any other employee benefits, if any, nor will any part of Consultant’s compensation be subject to withholding by Company for the payment of any social security, federal, state or other taxes. In the performance of all services hereunder Consultant shall comply with all applicable laws and regulations.

3.03	Return of Property.

Upon any termination of this Agreement, Smith will at once deliver or cause to be delivered to Company all books, documents, money, securities, and records of Confidential Information (as defined in Section 5.02 herein) or copies thereto belonging to Company or for which Company is liable to others, which is in the possession, charge, control or custody of Smith.

Article IV. COVENANTS AND REPRESENTATIONS OF COMPANY

4.01	Authorized Agreement.

The Company represents and warrants to Consultant that this Agreement has been duly authorized, executed and delivered by the Company, and, assuming due execution by Consultant, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

4.02	Indemnification and Contribution.

a) The Company agrees to indemnify and hold harmless Smith and SCI and, its officers, directors, partners, employees, agents, and counsel, and each person, if any, who controls SCI within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act, as amended, against any and all loss, liability, claim, damage, and expense whatsoever (which shall include, for all purposes of this Section 4.02, but not be limited to, attorneys’ fees and any and all expense whatsoever incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever and any and all amounts paid in settlement of any claim or litigation) (collectively, “Losses”) as and when incurred arising out of, based upon, or in connection with; i) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, which is, A) based upon written or oral information furnished to Smith by or on behalf of the Company, and B) is contained in any documents prepared or executed by Smith on behalf of the Company, and C) is filed in any jurisdiction in order to register or qualify its Securities under the “blue sky” or securities laws thereof or in order to secure an exemption from such registration or qualification, or which is furnished or filed with the SEC; except to the extent that any such Losses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted from the gross negligence or wilful misconduct of Smith or SCI; and ii) any breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability the Company may otherwise have, including liabilities arising under this Agreement.

b) If any action is brought against Smith or SCI or any of its officers, directors, partners, employees, agent, or counsel, or any controlling persons of SCI (an “Indemnified Party”), in respect of which indemnity may be sought against the Company pursuant to Section 4.02(a) herein, such Indemnified party shall promptly notify the Company (the “Indemnifying party”) in writing of the institution of such action (but the failure so to notify shall not relieve the Indemnifying Party from any liability it may have other than pursuant to this Section 4.02) and the Indemnifying Party shall promptly assume the defense of such action, including the employment of counsel (reasonably satisfactory to such Indemnified Party) and payment of expenses. Such Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expense of such counsel shall be at the expense of such Indemnified Party unless the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action or the Indemnifying Party shall not have promptly employed counsel satisfactory to such Indemnified Party to have charge of the defense of such action or such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it or them or to other Indemnified Parties which are different from or additional to those available to one or more of the Indemnifying Parties, in any of which events such fees and expenses of one such counsel shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party. Anything in this paragraph to the contrary notwithstanding, the Indemnifying Party shall not be liable for any settlement of any such claim or action effected without its written consent. The Company agrees promptly to notify Consultant of the commencement of any litigation or proceedings against the Company or any of its officers or directors in connection with the Registration Statement or any Application.

c) To provide for just and equitable contribution, if; i) an Indemnified Party makes a claim for indemnification pursuant to Sections 4.02(a) or 4.02(b) herein, but it is found in a final judicial determination, not subject to further appeal, that such indemnification may not be enforced in such case, even though this Agreement expressly provides for indemnification in such case; or ii) any Indemnified or Indemnifying party seeks contribution under the 33 Act, the 34 Act, or otherwise, then the Company (including for this purpose any contribution made by or on behalf of any officer, director, employee, agent, or counsel of the Company, or any controlling person of the Company), on the one hand, and Consultant (including for this purpose any contribution by or on behalf of an Indemnified Party), on the other hand, shall contribute to the losses, liabilities, claims, damages, and expenses to which any of them may be subject, in such proportions as are appropriate to reflect the relative benefits received by the Company, on the one hand, and Consultant, on the other hand; provided, however, that if applicable law does not permit such allocation, then other relevant equitable considerations such as the relative fault of the Company and Consultant in connection with the facts which resulted in such losses, liabilities, claims, damages, and expenses shall also be considered. The relative fault, in the case of an untrue statement, alleged untrue statement, omission, or alleged omission, shall be determined by, among other things, whether such statement, alleged statement, omission, or alleged omission relates to information supplied by the Company or by Consultant, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement, alleged statement, omission, or alleged omission. The Company acknowledges and agrees that the work product of Consultant must be reviewed by Company, and the Company’s legal counsel and public auditors prior to use. The Company and Consultant agree that it would be unjust and inequitable if the respective obligations of the Company and Consultant for contribution were determined by pro rata or per capita allocation of the aggregate losses, liabilities, claims, damages, and expenses or by any other method of allocation that does not reflect the equitable considerations referred to in this Section 4.02(c). In no case shall Consultant be responsible for a portion of the contribution obligation in excess of Two Thousand Five Hundred dollars ($2,500USD). No person guilty of a fraudulent misrepresentation shall be entitled to contribution from any person who is not guilty of such fraudulent misrepresentation. For purposes of this Section 4.02(c), each person, if any, who controls the SCI within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act and each officer, director, partners, employee, agent, and counsel of SCI, shall have the same rights to contribution as SCI, and each person, if any, who controls the Company within the meaning of Section 15 of the 33 Act or Section 20(a) of the 34 Act and each officer, director, employee, agent, and counsel of the Company, shall have the same rights to contribution as the Company, subject in each case to the provisions of this Section 4.02(c). Anything in this Section 4.02(c) to the contrary notwithstanding, no party shall be liable for contribution with respect to the settlement of any claim or action effected without its written consent. This Section 4.02(c) is intended to supersede any right to contribution under the 33 Act, the 34 Act, or otherwise.

d) Smith and SCI agree to indemnify, hold harmless and defend the Company and its officers, directors, employees and agents from and against any and all Losses as and when incurred arising out of, based upon, or in connection with any breach of any representation, warranty, covenant, or agreement of Smith or SCI contained in this Agreement.

Article V. MUTUAL COVENANTS OF SCI, SMITH AND COMPANY

5.01	Provisions which Operate Following Termination.

Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 1.04, 1.05, 2.02, 2.03, 3.03, 4.03, 5.02, 6.02, 6.04, 6.06, 6.07 and 6.08 herein and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

5.02	Confidentiality and Non-Disclosure.

a) For purposes of this Agreement, “Confidential Information” means any information, technical data, or know-how, including, but not limited to, research, development, products, services, customer information, inventions, processes, concepts, designs, drawings, diagrams, presentations, proposals, hardware, software, finances, engineering, or marketing plans which is disclosed either directly or indirectly in writing, orally, or in any other form or from inspection of written materials. Confidential Information does not include information, technical data, or know-how which; i) is in a parties possession at the time of disclosure as shown by the party’s’ files and records immediately prior to the time of disclosure; or ii) before or after it has been disclosed to a party, it is part of the public knowledge or literature, not as a result of any action or inaction of a party; or iii) is approved for release by written authorization of a party. “Material Non-Public Information” means any information about Company, or about the activities of Company or the market for Company securities, that has not been generally disclosed to the marketplace, the dissemination of which is reasonably certain to have a substantial impact on the marketplace for Company securities, or that is substantially likely to be considered important by reasonable investors in determining whether to trade in such securities.

b) The Company and Consultant agree not to use Confidential Information, and Consultant agrees not to use Company Material Non-Public Information, for its own use or for any purpose except to carry out their mutual business. Each party shall require its employees to whom such Confidential Information or Material Non-Public Information is disclosed to sign a Non-Disclosure Agreement in content substantially similar to this Agreement and shall notify the other party, in writing, of the names of such persons signing such agreement promptly after the agreements are signed. The parties agree that they shall protect the confidentiality of and avoid disclosure or use of the Confidential Information or Material Non-Public Information except as permitted in writing by the other party. The parties will advise each other, in writing, of any misappropriation or misuse by any person of such Confidential Information or Material Non-Public Information.

c) The parties hereby acknowledges that all Confidential Information shall be owned solely by the party to whom it belongs and that the unauthorized disclosure or use of such Confidential Information could cause irreparable harm and significant injury the extent of which may be difficult to ascertain. Accordingly each party agrees that the other party shall have the right to seek an immediate injunction enjoining any breach of this Agreement. The parties recognize and agree that nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, to any Confidential Information disclosed pursuant to this Agreement or to rights under copyrights, trademarks, trade names, or service marks.

Article VI. MISCELLANEUOS

6.01	Sections and Headings.

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.

6.02	Benefit of Agreement.

This Agreement will enure to the benefit of and be binding upon the successors and permitted assigns of Company, SCI and Smith respectively and upon their successors, assigns, heirs, executors, administrators and legal representatives. Consultant may not assign the whole or any part of his rights hereunder without the prior written consent of Company.

6.03	Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereto and cancels and supersedes any prior understandings and agreements between the parties. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.04	Amendments and Waivers.

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.05	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereto and the remaining part of such provision and all other provisions hereto will continue in full force and effect.

6.06	Legal Fees and Costs.

Section 4.03 herein notwithstanding, in the event of any litigation arising from or related to this Agreement, the prevailing party will be entitled to recovery of all reasonable costs incurred, including staff time, court costs, attorney’s fees, expert’s fees and other related expenses.

6.07	Notices.

Any demand, notice or other communication (a “Notice”) to be given in connection with this Agreement will be given in writing and may be given by personal delivery or by registered mail addressed to the recipient as follows:

To SCI/Smith:	439 W. Plumb Lane
Reno, Nevada, U.S.A. 89509

To the Board of Directors of PMWI:	14749 Oxnard St.
Van Nuys, Ca 91411

or such other address or individual as may be designated by notice by either party to the other. Any Notice given by personal delivery will be deemed to have been given on the day of actual delivery thereto and, if made or given by registered mail, on the fifth day following the deposit thereto in the mail.

6.08	Governing Law.

This Agreement will be governed by the laws of the State of California. The Company and Consultant agree that except with respect to actions brought by third parties, they irrevocably submit to the jurisdiction of any court of the State of California for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company’s equity holders and creditors) and Consultant hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

6.09	Counterparts.

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such facsimile or counterpart so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the date as set out on the first page of this Agreement.

IN WITNESS WHERETO the parties hereto have executed this Agreement as of the day and year first above written.

SECURITIES COMPLIANCE INC.	PMWI

/s/ Mark Smith	/s/ Corbin Bernsen
Mark Smith	Corbin Bersen
President	President/CEO

/s/ Mark Smith
Mark Smith
Consultant